                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (Amendment No. __) (1)


                                Netcentives Inc.
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    64108P101

                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE   2   OF  25   PAGES.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MAYFIELD VIII, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,033,692
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,033,692
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,033,692
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 PN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE   3   OF  25   PAGES.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MAYFIELD VIII MANAGEMENT, L.L.C.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,245,992
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,245,992
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,245,992
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 13.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 OO
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE   4   OF  25   PAGES.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MAYFIELD ASSOCIATES FUND III, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            212,300
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      212,300
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 212,300
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 PN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE   5   OF  25   PAGES.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          VALLEY PARTNERS
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            500
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      500
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 LESS THAN 0.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 PN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE   6   OF  25   PAGES.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          YOGEN K. DALAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,577,241
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,577,241
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,577,241
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 14.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE   7   OF  25   PAGES.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          F. GIBSON MYERS, JR.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,577,241
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,577,241
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,577,241
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 14.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE   8   OF  25   PAGES.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          KEVIN A. FONG
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,577,241
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,577,241
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,577,241
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 14.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE   9   OF  25   PAGES.
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          WILLIAM D. UNGER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,577,241
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,577,241
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,577,241
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 14.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE  10  OF  25   PAGES.
         ---------------------                             -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          WENDELL G. VAN AUKEN, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           59,807
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,246,492
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          59,807
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,246,492
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,306,299
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 13.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G       PAGE  11  OF  25   PAGES.
         ---------------------                             -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MICHAEL J. LEVINTHAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,577,241
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,577,241
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,577,241
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 14.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G        PAGE  12  OF  25   PAGES.
         ---------------------                             -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          A. GRANT HEIDRICH, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,577,241
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,577,241
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,577,241
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 14.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G        PAGE  13  OF  25   PAGES.
         ---------------------                             -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          RUSSELL C. HIRSCH
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,577,241
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,577,241
          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,577,241
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 14.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

CUSIP NO. 64108P101                SCHEDULE 13G        PAGE  14  OF  25   PAGES.
         ---------------------                             -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          WENDE S. HUTTON
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            4,577,241
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      4,577,241
          --------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,577,241
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 14.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

                 IN
          ---------------------------------------------------------------------

ITEM 1.

        (a)    NAME OF ISSUER:

               Netcentives Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               690 Fifth Street
               San Francisco, CA 94107

ITEM 2.

        (a)    NAME OF PERSONS FILING:

               Mayfield VIII, a California Limited Partnership
               Mayfield VIII Management, L.L.C.
               Mayfield Associates Fund III, a California Limited Partnership Valley Partners
               Yogen K. Dalal
               Kevin A. Fong
               Wendell G. Van Auken, III
               A. Grant Heidrich, III
               F. Gibson Myers, Jr.
               William D. Unger
               Michael J. Levinthal
               Russell C. Hirsch
               Wende S. Hutton

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o Mayfield Fund
               2800 Sand Hill Road
               Menlo Park, CA 94025

        (c)    CITIZENSHIP:

               Mayfield VIII  and Mayfield Associates Fund III are California
                 limited partnerships.
               Mayfield VIII Management, L.L.C. is a Delaware limited liability corporation.
               Valley Partners is a California partnership.
               The individuals listed in Item 2(a) are U.S. citizens.


                              Page 15 of 25 pages

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share.

        (e)    CUSIP NUMBER:

               64108P101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM 4. OWNERSHIP

               The information regarding ownership as set forth in Items 5-9 of Pages 2-13 hereto, is hereby incorporated by reference.

               For a summary of total ownership by all Reporting Persons, see
               Exhibit 2 hereto.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10. CERTIFICATION

               Not applicable.


                              Page 16 of 25 Pages

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000
                                    MAYFIELD VIII
                                    A California Limited Partnership

                                    By:     Mayfield VIII Management, L.L.C.
                                            Its General Partner

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact for
                                       Michael Levinthal, Member

                                    MAYFIELD VIII MANAGEMENT, L.L.C.

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact for
                                       Michael Levinthal, Member

                                    MAYFIELD ASSOCIATES FUND III
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact for
                                       Michael Levinthal, General Partner

                                    VALLEY PARTNERS

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact for
                                       Michael Levinthal, General Partner

                                    YOGEN K. DALAL

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                    F. GIBSON MYERS, JR.

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact


                              Page 17 of 25 Pages

                                    KEVIN A. FONG

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact


                                    WILLIAM D. UNGER

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                    WENDELL G. VAN AUKEN, III

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                    A. GRANT HEIDRICH, III

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                    RUSSELL C. HIRSCH

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                    WENDE S. HUTTON

                                    By: /s/ George A. Pavlov
                                       -----------------------------------------
                                       George A. Pavlov, Attorney In Fact


                              Page 18 of 25 Pages

                                    EXHIBIT 1


         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


               Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Filer (collectively, the "Companies").

               Each Reporting Person hereby further authorizes and designates GEORGE A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

               The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

Date:  February 10, 1997               MAYFIELD VI INVESTMENT PARTNERS,
                                       a California Limited Partnership

                                       By:    Mayfield VI Management Partners,
                                              a California Limited Partnership,
                                              Its General Partner

                                       By: /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory


                              Page 19 of 25 Pages

Date:  February 10, 1997              MAYFIELD VI MANAGEMENT PARTNERS
                                      A California Limited Partnership

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD VII
                                      A California Limited Partnership

                                      By:     Mayfield VII Management Partners,
                                              a California Limited Partnership,
                                              Its General Partner

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD VII MANAGEMENT PARTNERS
                                      A California Limited Partnership

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD VIII,
                                      A California Limited Partnership

                                      By:     Mayfield VIII Management, L.L.C.,
                                              Its General Partner

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD VIII MANAGEMENT, L.L.C.
                                      A Delaware Limited Liability Company

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD ASSOCIATES FUND II
                                      A California Limited Partnership

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory


                              Page 20 of 25 Pages

Date:  February 10, 1997              MAYFIELD MEDICAL PARTNERS (1992)
                                      A California Partnership

                                      By:    Mayfield VII,
                                             a California Limited Partnership,
                                             Its General Partner

                                      By:    Mayfield VII Management Partners,
                                             a California Limited Partnership,
                                             Its General Partner

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD ASSOCIATES FUND
                                      A California Limited Partnership

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                      George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              MAYFIELD MEDICAL PARTNERS
                                      A California Partnership

                                      By:    Mayfield VI Investment Partners,
                                             a California Limited Partnership,
                                             Its General Partner

                                      By:    Mayfield VI Management Partners,
                                             a California Limited Partnership,
                                             Its General Partner

                                      By: /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

Date:  February 10, 1997              YOGEN K. DALAL

                                      By: /s/ Yogen K. Dalal
                                         ---------------------------------------
                                         Yogen K. Dalal

Date:  February 10, 1997              F. GIBSON MYERS, JR.

                                      By: /s/ F. Gibson Myers, Jr.
                                         ---------------------------------------
                                         F. Gibson Myers, Jr.


                              Page 21 of 25 Pages

Date:  February 10, 1997              KEVIN A. FONG

                                      By: /s/ Kevin A. Fong
                                         ---------------------------------------
                                         Kevin A. Fong

Date:  February 10, 1997              WILLIAM D. UNGER

                                      By: /s/ William D. Unger
                                         ---------------------------------------
                                         William D. Unger

Date:  February 10, 1997              WENDELL G. VAN AUKEN, III

                                      By: /s/ Wendell G. Van Auken, III
                                         ---------------------------------------
                                         Wendell G. Van Auken, III

Date:  February 10, 1997              MICHAEL J. LEVINTHAL

                                      By: /s/ Michael J. Levinthal
                                         ---------------------------------------
                                         Michael J. Levinthal


Date:  February 10, 1997              A. GRANT HEIDRICH, III

                                      By: /s/ A. Grant Heidrich, III
                                         ---------------------------------------
                                         A. Grant Heidrich, III

Date:  February 10, 1997              WENDE S. HUTTON

                                      By: /s/ Wende S. Hutton
                                         ---------------------------------------
                                         Wende S. Hutton

 Date:  February 10, 1997             RUSSELL C. HIRSCH

                                      By: /s/ Russell C. Hirsch
                                         ---------------------------------------
                                         Russell C. Hirsch


                              Page 22 of 25 Pages

                                   EXHIBIT A


                                                                    PERSONS/ENTITIES ON WHOSE
                                                                   BEHALF THE DESIGNATED FILER
  PUBLICLY TRADED COMPANY          DESIGNATED FILER                          MAY ACT
---------------------------       ------------------              ------------------------------
Netcentives Inc.                    Mayfield VIII                 Mayfield VIII Management,
                                                                  Mayfield Associates Fund III,
                                                                  Valley Partners, Yogen K.
                                                                  Dalal, F. Gibson Myers, Jr.,
                                                                  Kevin A. Fong, William D.
                                                                  Unger, Wendell G. Van Auken,
                                                                  III, Michael J. Levinthal, A.
                                                                  Grant Heidrich, III, Wende S.
                                                                  Hutton and Russell C. Hirsch


                              Page 23 of 25 Pages

                                    EXHIBIT 2

                                                                                                  PERCENT OF CLASS
                                                                                                    Beneficially
             NAME OF REPORTING PERSON                                NUMBER OF SHARES                 Owned(1)
--------------------------------------------------                 -------------------            ----------------
Mayfield VIII,                                                            4,033,692                     12.5%
a California Limited Partnership

Mayfield VIII Management, L.L.C.                                          4,245,992 (2)                 13.1%

Mayfield Associates Fund III, a California Limited                          212,300                      0.7%
Partnership

Valley Partners                                                                 500                       *

Yogen K. Dalal                                                     4,577,241 (3), (5)                   14.2%

F. Gibson Myers, Jr.                                               4,577,241 (3), (5)                   14.2%

Kevin A. Fong                                                      4,577,241 (3), (5)                   14.2%

William D. Unger                                                   4,577,241 (3), (5)                   14.2%

Wendell G. Van Auken, III                                          4,306,299 (3), (4)                   13.3%

Michael J. Levinthal                                               4,577,241 (3), (5)                   14.2%

A. Grant Heidrich, III                                             4,577,241 (3), (5)                   14.2%

Russell C. Hirsch                                                  4,577,241 (3), (5)                   14.2%

Wende S. Hutton                                                    4,577,241 (3), (5)                   14.2%

Total                                                              4,637,048                            14.3%

----------

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of November 18, 1999 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1999. "*" signifies less than 0.1%.

(2) Represents 4,033,692 shares held of record by Mayfield VIII, of which Mayfield VIII Management, L.L.C. is the sole General Partner, and 212,300 shares held of record by Mayfield Associates Fund III, of which Mayfield VIII Management, L.L.C. is the sole General Partner.

(3) Includes 4,033,692 shares held of record by Mayfield VIII, 212,300 shares held of record by Mayfield Associates Fund III and 500 shares held of record by Valley Partners. The individual Reporting Persons are Members of Mayfield VIII Management, L.L.C., which is the general partner of each of Mayfield VIII and Mayfield Associates Fund III. The individual Reporting Persons are also partners of Valley Partners. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VIII, Mayfield Associates Fund III and Valley Partners, but disclaim such beneficial ownership.


                              Page 24 of 25 Pages

        (4) Includes 59,807 shares held by Mr. Van Auken as trustee. Excludes unvested options to purchase 50,000 shares.


        (5) Includes 238,095 shares held in Affinity Trust and 92,654 shares held in Affinity Trust II. Each of the Affinity Trust and Affinity Trust II is a trust for which the individual Reporting Persons, other than Mr. Van Auken, serve as trustees, and of which the individual Reporting Persons or their family trusts, other than Mr. Van Auken, are trustors and beneficiaries. The individual Reporting Persons, other than Mr. Van Auken, may be deemed to have shared voting and dispositive power over the shares held in Affinity Trust and Affinity Trust II, but disclaim such beneficial ownership except to the extent of their beneficial interest. It is anticipated that during 2000 Affinity Trust and Affinity Trust II will distribute the shares to their beneficiaries.






                                  Page 25 of 25 Pages